UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

WEEQUAHIC PARTNERS, LLC
ERIC S. WEINSTEIN

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On April 21, 2008, Weequahic Partners, LLC delivered, via facsimile transmission, the following letter to the members of the Board of Directors of Specialty Health Products International, Inc.:

Weequahic Partners, LLC	108 Straube Center Blvd. Suite I-9 Pennington, NJ 08534

April 21, 2008

VIA FACSIMILE AND OVERNIGHT DELIVERY

Dr. Guy J. Jordan, Ph. D., Chairman of the Board
Mr. Jeffrey M. Soinsky, Director and Chief Executive Officer
Mr. David W. Jahns, Director
Mr. Stuart A. Randle, Director
Mr. Stephen I. Shapiro, Director
Mr. Robert R. Walker, Director
Mr. Vincent Papa, Director
Mr. Ralph Balzano, Director

The Board of Directors of Specialized Health Products International, Inc.
c/o Specialized Health Products International, Inc.
585 West 500 South
Bountiful, Utah  84010

Dear Gentlemen:

We believe that the recently announced proposed sale of Specialized Health Products International, Inc. (“SHPI”) to C.R. Bard, Inc. (“Bard”) is one coming at the wrong time and at the wrong price, failing miserably to maximize value for SHPI stockholders. On behalf of myself and Weequahic Partners, LLC (“Weequahic”), which together beneficially own approximately 2.6% of the common stock of SHPI, we are writing to express our substantial dismay and disappointment that, with a number of the necessary ingredients now in place for future growth, this Board of Directors is seeking to deprive stockholders of the opportunity to realize the benefits from this and other value-enhancing initiatives and recognize full value for their shares. We fail to comprehend why this Board has adopted a “cut and run” approach and is rushing to sell SHPI in what is emerging as one of the worst periods for M&A transactions in years. We are bewildered as to why SHPI had from time to time considered, but failed to pursue, a number of initiatives to recast the company in a manner that could have been more conducive to public market value creation.  These initiatives had ranged from stockholder approval to execute up to a 1-for-10 reverse stock split, pursuit of a Nasdaq or other stock exchange listing or the institution of a share buyback program. These initiatives should have been pursued prior to putting SHPI up for sale. Further, given recently reported record results and rising expectations over the near term, we believe SHPI would already be trading well above the offer price of just $1.00 per share were such initiatives pursued. Accordingly, assuming that there is no change in the value to be realized by SHPI’s stockholders pursuant to this ill-advised transaction, we currently plan to oppose the sale of SHPI to Bard and any other sale transaction that does not maximize value for all SHPI stockholders.

● Page 2	April 21, 2008

We firmly believe that SHPI has a very valuable collection of assets and that the offer price does not fully reflect the value of these assets. It is our opinion that SHPI is being sold without a proper control premium and at a steep discount to SHPI’s intrinsic value.  We also believe that the preliminary proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 4, 2008 (the “Preliminary Proxy Statement”) highlights a number of significant deficiencies in the sale process and in the process by which the Board, in attempting to comply with its fiduciary duties under applicable Delaware Law, evaluated the proposed transaction, approved the definitive sale agreement to sell SHPI and unanimously determined that the sale of SHPI is advisable, fair to and in the best interest of SHPI and its stockholders. Among other issues, we vehemently disagree with the valuation parameters and assumptions used by CIT Capital Securities LLC (“CIT”) in its fairness opinion.  Furthermore, we fail to understand why the Board committed to a sale of SHPI in the midst of a weak M&A environment for sellers even after what amounted to a sale process that was not particularly competitive.  Management indicated in its conference call with investors announcing the sale of SHPI for the need, in part, to sell based on unfavorable circumstances which could materialize in 2009 and beyond. Indeed, we generally found the tone of the conference call held after the announcement of the sale to be in stark contrast to historically upbeat comments by SHPI and somewhat confusing given simultaneously released record fourth quarter and full year 2007 results. It is our sincere hope that SHPI does not intend to start a campaign to talk down its prospects in an effort to convince stockholders to vote through a transaction at what we believe to be an inadequate price that does not come close to maximizing value. Given that SHPI has a strong balance sheet, is exhibiting increasingly profitable results and has positive free cash flow generation, we fail to perceive any immediate need for SHPI to sell itself at this point in time.

Indeed, taking all factors into consideration we would prefer to see SHPI remain a public entity and further evaluate acquisition and capital restructuring options rather than sell itself at such an undervalued price. We continue to be excited by SHPI’s international expansion and new product launches and given management’s track record of successful integration and turn-arounds we would strongly advocate extension of the company into the broader medical disposables category in what is apparently a buyer’s market for such assets given terms of the proposed acquisition. We urge that such a deal be considered in conjunction with putting an appropriate amount of leverage on SHPI in order to optimize SHPI’s capital structure and enhance stockholder equity returns. Regardless, we believe SHPI should pursue a reverse stock-split to qualify for Nasdaq or exchange listing in order to increase institutional ownership and liquidity and institute a small share repurchase program as the best use of capital at the current time. Furthermore, in the event of a prolonged acquisition search, while we believe a larger buy-back program would be in order given the current stock price we would also consider the issuance of a special dividend given the apparent desire of SHPI’s largest stockholder to monetize its holdings.

Public Company Transactions

We believe that the premium offered by Bard over SHPI’s standalone trading price is inadequate. SHPI stock closed at $0.92 per share on the last trading day before the sale announcement. Bard’s offer provides only an 8.7% premium to closing price prior to the announcement of the sale, significantly below premiums from comparable transactions per information disclosed by SHPI in preliminary proxy materials. The following table has been sourced from SHPI’s Preliminary Proxy Statement:

		SHPI
Selected Public Company Transactions	Median	@ $1.00
Premium % to one day prior to announcement	33.9%	8.7%
Premium % to one week prior to announcement	33.8%	13.6%
Premium % to one month prior to announcement	38.0%	22.0%

Indeed, performance of the selected public company trading comparables by CIT on average have risen 11% since the transaction was announced on March 10, suggesting the trading price of SHPI would otherwise trade at or above the offer price of $1.00 per share before taking into consideration any control premium. Over this time period, the small cap comparables (ANGO, ICUI and MMSI) have on average outperformed the large cap peer group.

● Page 3	April 21, 2008

	ANGO	BDX	BCR	COV	ICUI	MMSI	Mean
Stock Price on 3/10/08	$9.95	$84.03	$91.77	$40.45	$25.49	$14.41
Stock Price on 4/18/08	$13.24	$84.32	$97.38	$46.56	$24.13	$16.53

% Change	33%	0%	6%	15%	-5%	15%	11%

Note: These companies are CIT's selcted public comprables.

Valuation Analysis

We believe the relative valuation analysis to be flawed on several fronts. We fail to understand the rationale for using only backward looking and current year revenue multiples rather than forward looking profitability multiples when evaluating the Bard offer. While there does not appear to be much public data available on the selected private transactions, we have gathered information on the public comparables which lack any control premium normally associated with a buyout as in the case of the proposed transaction.

We strongly challenge the validity of using Enterprise Value/LTM Revenue multiples (or even EV/CY Revenue) as a reasonable and, in fact, the only measure in comparing companies with vastly different growth rates and profitability levels. Indeed, SHPI had twice the organic growth rate of the fastest growing selected comparable and the highest gross margin as shown in the chart below.  We believe that gross margin is the best measure of long term profitability as other operating costs tend to be largely fixed and thus scale better with growth. The importance of taking revenue growth into consideration is further amplified given SHPI has a 2008 revenue growth rate assumption of 15% (implied by the Preliminary Proxy Statement), which remains well above estimated revenue growth for the comparable universe. Using revenue multiples does not give SHPI appropriate credit for superior revenue growth coupled with higher profitability, indeed it is penalized and the multiple overstated by not taking these factors into consideration. The following table should be viewed in conjunction with the revenue multiple analysis put forth in the Preliminary Proxy Statement:

	ANGO (1)	BDX	BCR	COV (2)	ICUI	MMSI	Mean (3)	SHPI
2007 Revenue Growth (Reported)	69.1%	12.3%	11.2%	7.0%	9.0%	-6.7%	17.0%	42.6%
2007 Revenue Growth (Organic)	12.1%	NA	NA	NA	NA	0.6%	7.5%	26.0%
Gross Margin	60.6%	51.4%	60.7%	52.0%	38.4%	41.6%	50.8%	66.9%

Note: (1) Assumes LTM ending February 2008 due to the Company's fiscal year end May and lack of prior pro forma information for acquisition of Rita Medical. (2) Uses fiscal year end September due to Company's recent formation and lack of prior pro forma information for announced disposition of assets (3) Mean Y/Y Rev Growth Rate (Organic) calculated using reported growth rates when organic growth rates not available.
Source: Company filings.

It is customary in valuation analysis to consider EPS multiples to insure that relative profitability has been accounted for as well. We assume that EPS multiples have been excluded because SHPI pays no income taxes and the analysis would be just as flawed as using aforementioned revenue multiples. As such, we feel the most appropriate measure, and one we suggest be added to the final proxy materials, would look at multiples of Enterprise Value to current year Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for both publicly traded companies and private transactions as shown below. We note that viewing EV/CY EBITDA for the current year (“CY”) in conjunction with forward estimates and  multiple-to-growth analysis further highlights the discounted nature of the offer.

SHPI (7)
	ANGO (1)	BDX (2)	BCR (3)	COV (4)	ICUI (5)	MMSI (6)	Mean	@ $1.00
EV/CYE Revenue	1.4x	3.1x	3.8x	2.6x	1.3x	2.0x	2.4x	2.7x
EV/CYE EBITDA	7.6x	10.8x	13.3x	10.8x	6.1x	11.5x	10.0x	9.1x
CY+1/CY EBITDA Growth	7.5%	10.2%	12.6%	7.1%	25.5%	17.9%	13.5%	23.1%
Multiple-to-Growth	1.0x	1.1x	1.1x	1.5x	0.2x	0.6x	0.9x	0.4x

Notes: (1) AngioDynamics, Inc, (ANGO) estimates sourced from Friedman, Billings, Ramsey & Co., Inc. Due to the Company's fiscal year end May, projections for the calendar year were prepared by weighting the available forecasts. FY'09 projected EBITDA growth was used as a proxy for CY 2009 EBITDA growth. (2) Becton, Dickinson & Company (BDX) estimates sourced from Credit Suisse. (3) C.R. Bard Inc. (BCR) estimates sourced from Credit Suisse. (4) Covidien, Ltd. (COV) estimates sourced from Credit Suisse. (5) ICU Medical Inc. (ICUI) estimates sourced from Soleil Securities Corporation. (6) Merit Medical Systems Inc. (MMSI) estimates sourced from Raymond James & Associates, Inc. (7) Specialized Health Products International Inc. (SHPI) estimates sourced from Weequahic Partners, LLC.
Stock Prices as of 4/18/08 were used for calculating enterprise value (EV).

● Page 4	April 21, 2008

We believe that the Bard offer for SHPI is below the average public trading multiple for the group of 10.0x current year estimated EBITDA, reflecting no consideration for SHPI’s superior growth and profitability, the value of its net operating loss carryforward for tax purposes, nor does it offer any control premium. With respect to our forecast for SHPI, we note the implied 2008 revenue multiple implied by our forecast approximates that in management’s case put forth in the Preliminary Proxy Statement. However, we have likely taken a different approach than management on adjusting EBITDA as we do not believe holding back 50% of royalty revenue from Tyco Healthcare (“Tyco”) (now Covidien, Ltd.) pending the outcome of litigation to which SHPI is not a party represents a fair assessment into perpetuity. While this may be appropriate from an accounting and legal standpoint, the most probabilistic economic outcomes are that Tyco will either win (in which case SHPI receives the $2M in accumulated funds so far withheld and returns to collecting 100% of royalties) or Tyco loses (in which case, assuming that SHPI already has, at some point over the past five years, developed, or will develop, a workaround solution, SHPI will move to such solution on a forward going basis but not be entitled to the $2M in withheld funds). We have assumed the latter case over the long run, similarly suggested by the accounting principal currently employed, and have not adjusted either reported EBITDA or SHPI’s cash balance. We believe that this is the more appropriate measure, however, had we adjusted downward for Tyco royalties as management did as a supplement to its year-end results then the Bard offer would still only represent a 9.8x multiple of current year EBITDA while still implying a 0.4x multiple-to-growth based on our forecast. We have substantially discounted the worst case scenario of Tyco receiving a “cease and desist” order as we assume the possibility a remote outcome.

In all of our analyses above, we have limited our universe of selected comparables to that provided by CIT in the Preliminary Proxy Statement. However, we would strongly suggest expanding the group of selected publicly traded companies to include other companies which are manufacturers of medicals devices and disposals, generally dominate their niche markets, enjoy similar growth rates to SHPI and are similarly sized companies.  A review of these additional comparables similarly shows the offer price to undervalue SHPI relative to the implied public trading multiples of its peer group which do not reflect a control premium.

SHPI (4)
	BABY (1)	FHC (2)	ROCM (3)	Mean	@ $1.00
EV/CYE Revenue	3.0x	3.0x	3.4x	3.1x	2.7x
EV/CYE EBITDA	12.4x	19.8x	32.1x	21.4x	9.1x

Notes: (1) Natus Medical Inc. (BABY) estimates sourced from Natixis Bleichroeder. (2) Female Health Co. (FHC) estimates sourced from Weequahic Partners, LLC. (3) Rochester Medical Corporation (ROCM) estimtes sourced from Northland Securities.
Stock Prices as of 4/18/08 were used for calculating enterprise value (EV). Those companies with fiscal year end September were not calendarized due to unavailability of calendar year projections.

Comparable Acquisition Transactions

Data on CIT’s selected comparable acquisition transactions was limited, particularly with respect to EBITDA multiple analysis. We could not find the implied current year EBITDA multiples for any of the selected comparable transactions, most of which were private companies being acquired by publicly traded companies. Of more recent transactions, we could only ascertain the EBITDA multiple for Microtek Medical Holdings, Inc., a low-tech medical disposables company purchased in 2007 by Ecolab Inc. for 15.3x CY EBITDA.  While this does not constitute a reasonable sample, we find this consistent with the publicly traded multiples after ascribing a reasonable control premium and significantly higher than the 9.1x CYE EBITDA offer for SHPI. It’s worth noting that after assuming corporate overhead synergies of roughly $2.5 million, this represents a fold-in acquisition for Bard at approximately just 6.6x CYE EBITDA before operating synergies.

● Page 5	April 21, 2008

Discounted Cash Flow Analysis

We are similarly unnerved by the lack of transparency in CIT’s assumptions used in the Discounted Cash Flow analysis. CIT used management’s projected cash flows for SHPI for calendar years 2008 through 2012 on a standalone basis. We believe these projections should be shared with stockholders. CIT’s analysis used discount rates ranging from 16% to 20% and terminal value EBITDA multiples of 7.0x to 9.0x in 2012 to discount the cash flows. This combination of high discount rates and low terminal multiples significantly depresses the valuation and, in combination, is inconsistent with recent comparable transactions (see chart below).

We find the use of a 16% to 20% Weighted Average Cost of Capital (“WACC”) quite arbitrary, and while we have found that range used in a handful of fairness opinions we have not found any associated evidence for using it in the SHPI transaction and believe the appropriate range to be lower. The selected terminal multiple range is substantially lower than those of the selected publicly traded comparables, which contain both mature and small growth companies. Furthermore, we cannot find comparables even close to the selected low terminal multiple range anywhere having searched the literature of related transactions. The combination of assumptions works to unreasonably discount the value of SHPI’s equity value so that the $1.00 offer price falls just one penny above the low end of the reference range generated by the above assumptions. We would not be surprised if the combination worked to assume a substantially negative perpetual free cash flow growth rate, which we would find unreasonable. Given SHPI’s low equity beta, standard risk-free rates, standard market risk premiums and reasonable equity size premiums we challenge CIT to explain in more detail its support for the selected WACC range.

Given the sophistication of SHPI’s board and management, it is unclear why a more appropriate target capital structure was not selected as opposed to conservatively assuming SHPI would remain virtually all equity-financed over the horizon. Indeed, the $1.00 offer price implies by our estimate an approximate 25-30% IRR to any strategic acquirer assuming elimination of corporate overhead but before operating synergies or the use of any leverage using CIT’s conservative range of terminal multiples. This implies a potentially higher IRR in the 35-40% range using a more reasonable range of terminal multiples and even higher IRR for any strategic or private equity buyer using more aggressive leverage. To that effect, we are curious why a Leverage Buyout Analysis was not performed or shared where there would be an analysis of the equity return that an acquirer would theoretically receive if SHPI were acquired in a leveraged transaction.

In trying to understand CIT’s assumptions, the only comparable acquisition transaction in the Preliminary Proxy Statement we could access data for was the acquisition by AngioDynamics, Inc. of Rita Medical Systems, Inc. in November 2006. In that transaction, a WACC ranging from 15.5% to 17.5% was used along with a range of terminal values using multiples of total Enterprise Value/EBITDA ranging from 16.0x to 18.0x. In the aforementioned acquisition of Microtek by Ecolab, Microtek’s adviser A.G. Edwards fully disclosed how they derived a 14.9% cost of capital before using discount rates ranging from 13% to 17% while utilizing a terminal multiple assuming EBITDA multiples ranging from 8.5x to 12.5x. We have provided a list of discounted cash flow analysis assumptions used in recent transactions below:

Terminal EBITDA
Acquirer/Target	Discount Rates Used	Multiples Used	Date Announced
Warburg Pincus/Lifecore Biomedical	15% to 20%	11.0 to 13.0	Jan-08
Regeneration Tech./Tutogen Medical	11% to 15%	10.0 to 12.0	Nov-07
Ecolab Inc./Microtek Medical	13% to 17%	8.5 to 12.5	Aug-07
Teleflex Medical/Arrow Intl	10% to 12%	9.5 to 13.5	Jul-07
Cardinal Health/Viasys Healthcare	9% to 11%	9.0 to 11.0	May-07
Moog Inc./ZEVEX Intl	19% to 27% (1)	9.0 to 13.0	Jan-07
AngioDynamics, Inc./ Rita Medical	15% to 17.5%	16.0 to 18.0	Dec-06

C.R. Bard/SHPI	16% to 20%	7.0 to 9.0	Mar-08

Note: (1) These discount rates were developed using Zevex's current beta of 1.75 as calculated by Bloomebrg, it's debt to equity ratio of 3.4% as of January 10, 2007, a 6.41% equity size premium, and a 7.2% market risk premium, which resulted in an estimated cost of capital for Zevex of 22.9%. We understand SHPI's beta as calculated by Bloomberg to be 0.54.
Source: Company filings.

● Page 6	April 21, 2008

Conclusion

We fail to understand why SHPI would seek a sale at this time and at this price. The slowing economy and volatile markets are making acquirers reluctant to take on risks and the lack of available credit has all but halted private equity activity. According to The Wall Street Journal, first quarter 2008 deal volume slid 41% year-over-year to the lowest total since the fourth quarter of 2004. Deal volume announced in March was off 59% year-over-year. With only two indications of interest and one official offer, this clearly did not amount to a competitive process and we fail to see why SHPI committed itself to a sale at this time. In light of the strength of fourth quarter results, which SHPI was unable to market itself off of, and solid unofficial guidance provided on the most recent conference call for 2008, we are perplexed by the Board’s actions. While SHPI is currently engaged in a niche market, it has managed to dominate, suggesting it will continue to do so in 2008 and we do not understand SHPI’s sudden change to cynicism for its prospects in 2009 and beyond. We proffer that SHPI is acting like a distressed seller while it sits on $9 million in cash and no debt in a buyer’s market for assets which, when coupled with a strong management team, can create significant stockholder value going forward.

The offer from Bard substantially undervalues SHPI. We would suggest an alternative route for value creation through the combination of a reverse stock-split and share repurchase program while at the same time charging management with broad mandate to pursue an acquisition strategy if there is concern with respect to stand-alone opportunities post-2008.  Sale of SHPI would remain an option to be considered during a better M&A market. We also note that fourth quarter results, announced simultaneously with the proposed sale, were substantially stronger than expectations. The revenue line, historically weaker than the third quarter, was sequentially up and earnings per share excluding non-recurring items we estimate would have been $0.02 per share. Although management provided no formal forward guidance, they did mention they expected 15% revenue growth and expectations for continued strong margins in 2008. Ignoring non-recurring items and accounting changes coupled with management’s historically conservative guidance, we expect SHPI will out-earn management’s guidance of 5 to 7 cents per share for 2008 suggested on its recent conference call. We look forward to first quarter results, excluding non-recurring items associated with the proposed sale of SHPI, to be announced before the special meeting of stockholders is held to approve the sale.

This Board has a fiduciary duty under applicable Delaware law to maximize value for all of its stockholders and that is clearly not served by the poorly-timed and ill-advised decision to sell SHPI to Bard at a clearly inadequate price and pursuant to a transaction that makes it a virtual impossibility for an alternative bidder to emerge. We also believe that the “no-shop” provisions contained in the definitive sale agreement, the agreed upon breakup fee of $2,734,945 or approximately 4% of the sale price, and the execution of a “lock-up” agreement with stockholders representing approximately 29% of SHPI’s common stock, taken together, are inherently preclusive and can only be expected to have the effect of discouraging other parties potentially interested in a transaction with SHPI from proposing a transaction. In addition, we note that, unlike many other acquisition agreements that have been executed over the past year, and notwithstanding the absence of a truly competitive sale process, the definitive sale agreement does not contain any “go-shop” provisions that would have allowed SHPI and its Board the opportunity to explore whether there was a transaction that would be more likely to maximize stockholder value than the ill-advised, poorly timed sale of SHPI to Bard. We are amazed that, given the current state of the M&A market and the lack of a truly competitive sale process, that the Board did not require, as a condition to approving the sale, that SHPI be permitted to solicit competing proposals for a period of 30 to 45 days following the execution of the definitive sale agreement. This is particularly true in light of the fact that more than 60% of SHPI’s 2007 revenue came from four customers, one of which was Bard and the other three its competitors and so may not continue the same way under Bard, and yet the sales process excluded contacting potential non-strategic buyers. This is further exacerbated by the selection of a non-nationally recognized investment advisor which may have worked to further hinder maximization of value under the sale process.

Since SHPI’s announcement last month of the agreement to sell itself to Bard, we have heard from many fellow SHPI stockholders who share our concerns and are equally disappointed with this ill-advised transaction and frustrated with the Board’s failure to maximize value for all stockholders.

● Page 7	April 21, 2008

It is our current intention to vote against any sale to Bard at the level of $1.00 per share and we reserve the right to actively oppose the sale of SHPI to Bard, including by actively soliciting proxies to vote against the transaction at your upcoming special meeting of stockholders. Further, please be advised that we intend to vote against any current board nominees at SHPI’s next annual meeting of stockholders. We note that one-half of SHPI’s board members are up for election at the next annual meeting. While preliminary proxy materials make no mention of any plans to hold an annual meeting this year, we remind the Board that Section 211(c) of the Delaware General Corporation Law requires SHPI to hold its annual meeting within 13 months of the last one. SHPI’s last annual meeting was held on May 30, 2007, indicating that the next one must be held no later than the end of June 2008. If no notice of a meeting is given to be held by such date, we will consider applying in the middle of May to the Delaware Court of Chancery for an order compelling that an annual meeting of SHPI’s stockholders be called and held. If the Board is so convinced that SHPI is only worth $1.00 per share, and the stockholders end up disagreeing with the Board, we believe it is important that there is adequate stockholder representation on the Board going forward.

If any of the above requires further clarification or you wish to discuss my concerns with this ill-advised and poorly-timed transaction, please do not hesitate to contact me at (609) 737-4300.

                                        Sincerely,

                                        /s/ Eric S. Weinstein

                                        Eric S. Weinstein
                                        President & Chief Executive Officer

THIS LETTER IS DIRECTED TO THE BOARD OF DIRECTORS OF SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., A DELAWARE CORPORATION (“SHPI”).  ACCORDINGLY, THE INFORMATION CONTAINED IN THIS LETTER DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY READ THIS LETTER, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION, INCLUDING, BUT NOT LIMITED TO, ANY VOTING DECISION WITH RESPECT TO THE PROPOSED SALE OF SHPI TO C.R. BARD, INC. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF WEEQUAHIC PARTNERS, LLC AND ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER, ERIC S. WEINSTEIN (COLLECTIVELY, THE “WEEQUAHIC GROUP”), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO SHPI.  CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) BY SHPI OR OTHER COMPANIES THAT THE WEEQUAHIC GROUP CONSIDERS COMPARABLE.

THE WEEQUAHIC GROUP HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES.  ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.  NO WARRANTY IS MADE THAT DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, ARE ACCURATE.

THE WEEQUAHIC GROUP SHALL NOT BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY MISINFORMATION CONTAINED IN ANY SEC FILING OR THIRD PARTY REPORT.  THERE IS NO ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF SHPI WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED HEREIN.  THE ESTIMATES, PROJECTIONS, PRO FORMA INFORMATION AND POTENTIAL IMPACT OF THE WEEQUAHIC GROUP’S RECOMMENDATIONS SET FORTH HEREIN ARE BASED ON ASSUMPTIONS WHICH THE WEEQUAHIC GROUP BELIEVE TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF SHPI WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL.

● Page 8	April 21, 2008

THE WEEQUAHIC GROUP RESERVES THE RIGHT TO CHANGE ANY OF ITS OPINIONS OR RECOMMENDATIONS EXPRESSED HEREIN AT ANY TIME AS ITS DEEMS APPROPRIATE IN ITS SOLE DISCRETION.  THE WEEQUAHIC GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THE WEEQUAHIC GROUP CURRENTLY HOLDS SHARES OF COMMON STOCK REPRESENTING AN AGGREGATE OWNERSHIP OF APPROXIMATELY 2.6% OF THE OUTSTANDING COMMON STOCK OF SHPI.  IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT MAY CAUSE THE WEEQUAHIC GROUP FROM TIME TO TIME TO SELL ALL OR A PORTION OF ITS SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.  THE WEEQUAHIC GROUP ALSO RESERVES THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO ITS INVESTMENTS IN SHPI AS IT MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, COMMUNICATING WITH MANAGEMENT OF SHPI, THE BOARD OF DIRECTORS OF SHPI AND OTHER INVESTORS OR CONDUCTING A PROXY SOLICITATION WITH RESPECT TO ITS OPPOSITION TO THE AGREEMENT TO SELL SHPI TO C.R. BARD, INC., THE ELECTION OF PERSONS TO THE BOARD OF DIRECTORS OF SHPI AND/OR THE ADOPTION OF ONE OR MORE STOCKHOLDER PROPOSALS.

UNDER NO CIRCUMSTANCES IS THIS LETTER TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY.  NOR IS THIS LETTER TO BE CONSTRUED AS A RECOMMENDATION WITH RESPECT TO THE PURCHASE OR SALE OF ANY SECURITY.

UNDER NO CIRCUMSTANCES IS THIS LETTER TO BE USED OR CONSIDERED AS A SOLICITATION OF ANY PROXY WITH RESPECT TO THE COMMON STOCK OF SHPI OR ANY VOTE WITH RESPECT TO (I) THE CONSIDERATION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 10, 2008, PURSUANT TO WHICH PELICAN ACQUISITION SUB CO., A DELAWARE CORPORATION, WILL BE MERGED WITH AND INTO SHPI, WITH SHPI SURVIVING AS A WHOLLY-OWNED SUBSIDIARY OF C.R. BARD, INC., A NEW JERSEY CORPORATION (THE “SALE AGREEMENT”) OR (II) ANY OTHER MATTER TO BE VOTED UPON AT THE SPECIAL MEETING OF SHPI’S STOCKHOLDERS CALLED TO APPROVE THE SALE AGREEMENT (THE “SPECIAL MEETING”).  UNDER NO CIRCUMSTANCES IS THIS LETTER TO BE CONSTRUED AS A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE SALE AGREEMENT.

SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE WEEQUAHIC GROUP IN CONNECTION WITH ITS OPPOSITION TO THE APPROVAL AND ADOPTION OF THE SALE AGREEMENT TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING, WHEN AND IF THEY ARE AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION.  WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SHPI AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE FOR NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM THE WEEQUAHIC GROUP BY E-MAIL AT ERIC@WEEQUAHICPARTNERS.COM OR BY TELEPHONE TO THE PRESIDENT AND CHIEF EXECUTIVE OFFICER OF WEEQUAHIC PARTNERS, LLC AT (609) 737-4300.